CytoSorbents Corporation (OTCBB: CTSO)

Q1 2014 Earnings and Operating Results Conference Call

May 14, 2014 @ 4:15 pm Eastern

This official company transcript has been edited for clarity and does not differ materially from the actual conference call. Slide numbers have been inserted to allow readers to follow along with the associated presentation

Operator:

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the CytoSorbents First Quarter 2014 Shareholder Update Conference Call. During today's presentation, all parties will be in a listen-only mode. This conference is being recorded today, May 14, 2014.

I would now like to turn the conference over to our moderator, Ms. Amy Vogel. Please go ahead, Amy.

Amy Vogel – Moderator:

Thank you operator and good afternoon. Welcome to CytoSorbents First Quarter 2014 Operating and Financial Results Conference Call. With us today are:

•	Dr. Phillip Chan, Chief Executive Officer and President
•	Vincent Capponi, Chief Operating Officer
•	Kathleen Bloch, Chief Financial Officer
•	Dr. Christian Steiner, VP of Sales and Marketing from Germany and
•	Chris Cramer, VP of Business Development

Before I turn the call over to Dr. Chan, I’d like to remind listeners that during the call, management's prepared remarks may contain forward-looking statements which are subject to risks and uncertainties. Management may make additional forward-looking statements in response to your questions today. Therefore, the Company claims protection under Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from results discussed today and therefore, we refer you to a more detailed discussion of these risks and uncertainties in the Company's filings with the SEC. Any projections as to the Company's future performance represented by management include estimates today as of May 14, 2014 and the Company assumes no obligation to update these projections in the future as market conditions change.

During today’s conference call, we will first have an overview presentation covering the financial and operational highlights for the quarter by Dr. Chan and Ms. Bloch. We again have taken everyone’s submitted questions and will do our best to address them in the presentation, and also in the Q&A session with management to follow. Thanks everyone again for participating. If we do not answer your question, we would ask that you contact the Company directly after the call today.

At this time, I would like to turn the call over to Dr. Phillip Chan. Please go ahead Dr. Chan.

Phillip Chan - CEO:

Thank you very much Amy and welcome everyone to our first quarter 2014 operating and financial results conference call. Thank you very much for taking the time to join the call today.

Given that we recently gave an extensive presentation on our operating strategy for 2014 in the Fiscal 2013 year-end presentation, today's presentation will be brief. I would encourage investors to visit our website at www.cytosorbents.com to obtain a copy of the transcript and presentation of that year-end presentation. For new investors, I would like to now give a short overview of the company prior to getting into our financial results.

Slide 3: On the call today are myself, Vincent Capponi, Kathleen Bloch, Christian Steiner and Chris Cramer, our Vice President of Business Development.

Slide 4: CytoSorbents is an emerging leader in the $20 billion critical care immunotherapy space. We are leading the prevention or treatment of life-threatening inflammation in the intensive care unit.

Slide 5: CytoSorb, our flagship product, removes the fuel to the fire of inflammation and represents a powerful immunotherapy tool to control inflammation. It is approved in the European Union as the only specifically approved extracorporeal cytokine filter and has been clinically proven to remove key cytokines in blood by 30% to 50% in critically ill patients. It is approved for use in any situation where cytokines are elevated and it has been safe in more than 3,000 human treatments with no serious device-related adverse events reported.

Slide 6: The heart of our technology is based on a state-of-the-art, biocompatible, highly porous polymer bead that acts like a tiny sponge to remove harmful substances from blood. Each of these beads is roughly the size of a grain of salt and has millions of pores and channels in every single bead. These beads are protected by 32 issued U.S. patents and multiple applications pending, is manufactured at our ISO 13485 certified manufacturing facility in New Jersey and is in fact one of the highest grade medical sorbents on the medical market today.

Slide 7: The goal of our technology is to prevent or treat organ failure, with the goal of not only improving patient outcome and survival by reducing the incidence of organ failure, but also by decreasing the very expensive costs of ICU and patient care. The technology has been used in many different applications including sepsis, ARDS and lung injury, burn injury, trauma, pancreatitis, influenza, surgical complications and many other applications and we believe, it truly has the potential to revolutionize critical care medicine.

Slide 8 & 9: Before I turn it over to Kathy to go over the operating and financial highlights, I'd like to reiterate this slide that was in our previous presentation. Not only are we addressing a major market, with what we believe is an exceptional therapy, but CytoSorb also has an outstanding business model.

First of all, CytoSorb addresses a huge market. We sell this product to hospitals and critical care physicians, targeting a “need to have” $20 billion worldwide critical care opportunity addressing organ failure. There is little to no competition. Critical care physicians understand the problem of how inflammation, caused by cytokines and excessive cytokine production, can lead to organ failure and death. It is a plug-and-play high margin disposable razorblade in someone else's razor business model and is compatible with existing hemodialysis machines found at hospitals around the world. Therefore, hospitals do not need to buy any new hardware to use our technology.

Technicians already know how to use our device. CytoSorb is also reimbursed in Germany and Austria at more than $500 per cartridge, so depending on the application and the devices used, revenue potential per patient is on the order of $1,000 to $5,000 per patient. And the treatment is affordable yet very profitable, with gross margins greater than 60% with target gross margins greater than 80% in volume. Last but not least, intensive care units are highly centralized and easy for a small sales force to access.

Slide 10: In addition to our business model, we have had some positive operational progress in the first quarter. Most importantly, we raised $10.2 million in March 2014, which fortified our balance sheet with net proceeds of $9.5 million in cash from our financing. This cash will enable an aggressive growth strategy, focused on growing CytoSorb sales, generating clinical data, as well as new product development. We currently have an estimated one to two years of cash to be supplemented by CytoSorb sales, grant income and potential strategic partnerships. This financing was led by Brean Capital.

Slide 11: In addition to our financing, another major event for us was the signing of Techno Orbits as a distributor and the expansion into the Middle East. This was an exclusive distribution agreement for CytoSorb in the Gulf Cooperation Council Countries of Saudi Arabia, UAE, Kuwait, Qatar, Oman and Bahrain, as well as related states of Yemen, Iraq and Jordan. This territory covers almost 105 million people.

There are many trends in our favor for growing usage in this territory. First of all, there is a growing population. The government sponsors universal healthcare. There is strong purchasing power from government agencies, due to rises in oil prices, and there is significant interest in innovative new medical technologies, particularly as it relates to emerging threats like the MERS outbreak that is currently spreading across the Middle East and other parts of the world. We will talk about that in a few moments. Product registration is currently pending, but we hope to hear back very shortly, about getting this product registered very soon.

Slide 12: We are pursuing a very broad distribution strategy and our European Union approval enables us to do that. Currently we have signed 18 countries, including the United Kingdom, Ireland, Netherlands, Turkey, Russia, India and the countries of the Middle East, covering approximately 1.7 billion lives. We are now expanding to other parts of Europe and other countries outside of the European Union that accept the CE mark approval, and this is just the list of some of our distributors in many of the different territories around the world.

So with that, let me turn it over to Kathy Bloch, our Chief Financial Officer. Kathy?

Kathleen Bloch - CFO:

Thank you, Phil. Good afternoon everyone.

Slide 13: For today’s call, I will be providing an update regarding CytoSorbents’ revenues and also our working capital position as of March 31, 2014.

First quarter 2014 total revenue was approximately $1.1 million, which is an increase of 186% compared to total revenues of approximately $371,000 for the first quarter of 2013. Product sales for the first quarter of 2014 were approximately $569,000, that’s at the upper end of our guidance and it’s an increase of approximately 223% over product sales for the first quarter of 2013 of approximately $176,000.

Grant income for the first quarter of 2014 was approximately $491,000, an increase of more than $150% as compared to grant income of approximately $195,000 for the first quarter of 2013.

First quarter 2014 product gross margins were in excess of 60%.

Slide 14: Our next slide highlights the product sales of CytoSorb® for each of the last seven quarters since we began commercialization of the product. First of all, note that the product sales for the first quarter of 2014 of $569K (the blue bar to the far right) represented the highest quarterly sales achieved to date, and were approximately 81% higher than product sales for the previous quarter ended December 31, 2013.

For the first quarter of 2014, direct sales accounted for the majority of our product sales. However, sales to distributors continue to strengthen, with several re-ordering multiple times during the quarter.

Slide 15: Now taking a look at our trailing twelve months of CytoSorb sales. This chart demonstrates the positive trend that sales continue to take overall. We like this presentation because it removes the lumpiness that may be observed when looking at purely quarter-over-quarter results. We do continue to remind investors that at these early stages of commercialization, we may experience quarter over quarter variations in sales. That said, we have now passed the $1 million mark in trailing 12 months product sales…actually $1.2 million specifically as of Q1 2014….and expect a continued upward trajectory next quarter.

Slide 16: In the first quarter of 2014, we received approximately $9.5 million in net proceeds in connection with the registered offering of our common stock, which has strengthened our balance sheet. During the quarter, we also received approximately $458,000 in cash from the sale of our net operating losses as part of the NJ Technology Business Tax Certificate Transfer program. At March 31, 2014, we had current assets of approximately $11.8 million including cash on hand and short-term investments of approximately $11.2 million and a healthy current ratio of 3.6.

As we have said in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, we believe we have sufficient cash to fund our operations into 2016; however, we may need additional capital to fully fund our operations, including planned Pivotal trials, which we will be better able to assess once the specific protocols are finalized. Potential funding from future strategic partnerships or government sponsored studies are both potential alternatives to traditional equity financing.

In addition, as sales grow, our gross margin from sales will provide a source of working capital. Gross margin for Q1 2014 was approximately $400,000 as compared to a gross margin of approximately $118,000 in Q1 2013.

With regard to Lincoln Park Capital, we have not sold any shares to them since mid-January 2014; and, as a result of the March 2014 financing, we do not anticipate any transactions with Lincoln Park Capital in the near-term.

And then finally, our Q2 2014 outlook. We have not historically given financial guidance on quarterly results until the quarter has been completed. With Q2 2014 still ongoing, we continue to see strong momentum in CytoSorb® usage and sales and expect Q2 2014 CytoSorb® sales to easily exceed those of Q2 2013.

At this point I’d like to turn the call back to Phil. Phil?

Phillip Chan - CEO:

Slide 17: Thank you very much Kathy. Right now I'd like to transition to a question that has been submitted many, many times by our shareholders, specifically the emerging threat from the MERS, or Middle East Respiratory Syndrome, coronavirus. This is a virus that has now spread throughout 17 countries and as we have heard just recently, there have been two documented cases occurring here in the United States.

Given that we have currently signed distribution of CytoSorb in the Middle East, there have been a lot of questions about where we stand in the treatment of patients infected with the MERS virus. What I would like to do now is give just a quick background on the rationale for using CytoSorb for existing and emerging viral threats.

Slide 18: Most people know about influenza. Obviously this is something that afflicts many of us during the seasonal influenza season, during wintertime. But what is unknown to most people is that this is a disease that afflicts about 60 million Americans every single year, hospitalizing 200,000 of them and killing 36,000, despite broad availability of vaccines and anti-viral medications.

The swine flu pandemic of 2009, often called the 2009 H1N1 flu pandemic, taught us many lessons. The first lesson was that, we cannot rely on vaccination alone. At that time, 30 to 70 million Americans contracted H1N1 flu, even before the vaccine became widely available in December of 2009 per CDC (Centers of Disease Control and Prevention) statistics. And there were many reasons for this. For example, there was lengthy vaccine production for new outbreaks. There were low yields of the vaccine, potency issues, and quality problems. There was initially short supply and limited availability, so only the most vulnerable were able to get the vaccine. And not everyone chose to get vaccinated.

The second lesson learned was that we cannot rely on anti-viral therapy alone. For influenza, many missed the 24 to 48 hour window after the onset of symptoms, where products like Tamiflu are effective; and there is known resistance of highly pathogenic strains, such as the deadly avian flu virus, to these anti-viral medications.

Slide 19: But the other important lesson that was learned in influenza and in the swine flu pandemic, is that influenza patients often die, not of the flu virus itself, but because of the immune response and the development of cytokine storm, uncontrolled inflammation, and multiple organ failure, that ultimately winds up putting those patients at high risk of death.

Seasonal flu only affects the lungs, yet patients routinely die of multiple organ failure and secondary bacterial sepsis, particularly secondary bacterial pneumonia. Cytokines are an essential part of the anti-viral immune response, as they are with flu, the SARS virus, the MERS virus, and many other viral infections. However, when produced in excess, often called cytokine storm, patients frequently develop a massive inflammatory response, often called sepsis or SIRS (systemic inflammatory response syndrome) that can rapidly lead to fatal organ failure.

Historically, patients with robust immune systems were frequently observed to die very rapidly in multiple epidemics of the flu dating back to the Spanish flu pandemic in 1918 to modern day epidemics as well. Cytokine storm is related to this very robust immune response and is correlated with mortality, particularly in highly pathogenic influenza strains, such as the H5N1 strain, often called avian influenza, and others viral infections such as SARS.

Yet there are few, if any, therapies capable of controlling cytokine storm and reducing the SIRS or sepsis response. We believe that direct reduction of cytokine storm with CytoSorb could potentially help these patients with viral sepsis.

Slide 20: This next slide describes an influenza case report of a 56-year old man with documented swine flu influenza with multiple organ failure. This patient was admitted to the intensive care unit and developed kidney failure, requiring continuous renal replacement therapy (CRRT), a form of dialysis. The patient was then started on CytoSorb and in the table, you can see his IL-6 (interleukin-6) levels, both before and after a six-hour treatment with CytoSorb. Interleukin-6 is one of the cytokines that is most highly correlated with severity of illness and death in sepsis and other diseases, where inflammation plays a detrimental role. What you can see here is the very efficient removal of IL-6 from this patient's blood.

On Day 1, his IL-6 was 8,000 pg/ml. All of us on the phone hopefully are healthy and should have an IL-6 of only about 10 pg/ml. So this person had a true cytokine storm. And you can see how over the course of several days, CytoSorb treatment was able to drop his IL-6 level down 68% the first day, 35% the next day, 45% the next day, and 56% the next day. Then as the cytokine levels approached high normal, the device extraction drops off significantly. This is a phenomenon called the concentration effect. The higher the concentration, the greater the driving force pushing cytokines into the pores and channels of our beads, therefore more cytokines are removed when cytokines are very high. When cytokines are at a low concentration, the extraction efficiency drops off significantly and is, in fact, a built-in safety feature of our technology, and the reason why it's very difficult to over treat.

What you will note here is that this patient, once CytoSorb was started, came off of renal replacement therapy relatively quickly - one day after the start of CytoSorb. He came off vasopressors (which are strong medicines used to boost the blood pressure) by Day 3, and by Day 9 - just two days after CytoSorb treatment was stopped - he was able to be weaned from the ventilator and ultimately discharged on Day 11. This patient was alive and well at 60-day follow-up.

Slide 21: The lessons from influenza also apply to other viral infections, such as SARS (severe acute respiratory syndrome) coronavirus infection. In 2002 and 2003, there was a pandemic of the SARS coronavirus, predominantly in Asia, where 8,098 patients were infected with the SARS coronavirus, with 774 people dying (mortality of about 10%). That is a very high death rate compared to what is normally seen with seasonal influenza, for example. These patients died primarily due to pulmonary complications such as acute respiratory distress syndrome, particularly in elderly people, multiple organ failure, secondary bacterial pneumonias, and other complications like diarrhea and low blood counts.

The acute viral replication of the SARS coronavirus leads to a hyperactive immune response, that leads to lung injury and the development of either acute lung injury or the more severe acute respiratory distress syndrome. This lung injury can ultimately lead to death in many of these patients, and this is exactly what happened. Patients with SARS were documented to have high levels of inflammatory cytokines, particularly interferons and interleukins, as well as chemokines such as MCP-1, IL-8 and others. There was no specific treatment for SARS, but many patients were treated with ribavirin, which is an antiviral therapy and corticosteroids. But it was widely agreed that that was not a very effective therapy, and even today, still no therapies exist for the treatment of SARS.

Slide 22: Fast forward to the MERS coronavirus outbreak. MERS is a coronavirus very similar to SARS and the mechanism of injury is very similar to SARS and influenza, causing viral replication and destruction of cells in the respiratory tract, but also causing local cytokine production, activated cell infiltration in the lung, and a systemic inflammatory response that can lead to the development of organ failure and death of many patients.

Mortality also appears to be significantly higher than seen in either the swine influenza or in the SARS outbreak. Based on World Health Organization reports, there have been 538 documented cases of MERS in 17 countries, with 174 deaths. That is a mortality of about 25%, with an increasing number of cases since March of this year. The majority of cases have been in the Middle East. However, there have been now two documented cases in the United States, one in Indiana and one in Florida. The virus also appears to be quite communicable, where 20% of the infections have been in healthcare workers, presumably that have been in contact with or have been taking care of patients with MERS.

The MERS virus causes severe viral pneumonia with the development of acute respiratory distress syndrome, sepsis and multiple organ failure, and currently there is no treatment, no cure, and no vaccine. Patients have been treated primarily with supportive care therapy.

We have recognized this as a significant potential threat. We are, I think, just seeing the tip of the iceberg, as the virus has the potential to spread around the world. We have been fortunate that the two cases here in the United States were recognized quickly, and as of yet not led to wide outbreaks in terms of MERS infection.

Slide 23: But knowing this, and with our signing of our distribution agreement with Techno Orbits, our sales director visiting Saudi Arabia, and in particularly visiting the Prince Mohammed bin Abdulaziz Hospital in Riyadh, Saudi Arabia. These are just some of the pictures of him at this hospital; but the Middle Eastern countries are taking this very seriously, because of the high mortality that this disease is causing, and the fact that hospital workers have been getting sick with the disease. In fact, many of those who have died, have been hospital workers. This hospital is one of the three major hospitals in Saudi Arabia that is focused specifically on treating MERS patients.

Slide 24: So where do we stand with MERS? We’ve used CytoSorb successfully in several patients with viral sepsis and multiple organ failure due to influenza, where a reduction in cytokines has coincided with clinical improvement. Similarly, there is good scientific rationale to why CytoSorb, and a reduction in cytokine storm, could be helpful in the treatment of patients afflicted with the MERS coronavirus.

CytoSorb is available for use in the Middle East with registration of CytoSorb, which we believe is possible in the very near term, and we have visited Saudi Arabia recently, introducing CytoSorb to one of the three major hospitals treating MERS in Saudi Arabia, and have trained our distributor Techno Orbits to teach the therapy.

Although, we have not yet treated a patient with MERS and do not know if or how CytoSorb may help treat these patients, I think there is good scientific rationale for why this could be helpful, and we are positioned well to potentially have our first treatment case soon.

Slide 25: So with that, let me conclude by saying that, we believe that CytoSorb is leading the way to prevent or treat life-threatening inflammation. We are one of the only therapies targeting deadly inflammation in the ICU that can lead to organ failure and death. It is approved in the European Union and is generating international revenue. We are tapping an untapped $20 billion worldwide market opportunity and a crucial unmet medical need. We have validation of the company and technology on many fronts, including many U.S. based organizations such as DARPA, the U.S. Army, the National Heart, Lung and Blood Institute and others. We have a unique and highly profitable product in the pipeline with little to no competition. We have an experienced and responsible management team. And again, we have potential major catalysts in the next six to nine months, including revenue growth, strategic partnerships, clinical data, up-listing to a national market, new product development and increased institutional ownership.

So with that, I'd like to turn it over to Amy to begin the Q&A session. Amy?

Amy Vogel - Moderator:

Thank you Dr. Chan. Over the last week, we have been collecting a number of questions from investors.

Q: Christian, Q1 sales continue to trend upward. Can you please update us on your progress?

Christian Steiner

Thank you, Amy. We started the expansion of our direct sales force in Germany with our 5th sales rep added in December and he has already contributed to our first quarter results. This is quite remarkable, as his territory was not covered before. We have added our 6th and 7th sales reps in February, who we expect will start to contribute during the current quarter. We are searching for additional sales reps at the moment.

Sales are being driven primarily by three sources of revenue: Re-orders, new orders from new accounts, and distributor sales.

We had very healthy growth in reorder volume in Q1 and continue to see this in the current quarter. We had our best quarter in terms of new accounts in the first quarter as well. We expect this trend to continue, driven by expansion of our direct sales force and better focus and penetration into various direct sales territories.

As Phil described, sales from existing distributors also continues to grow. We hope to obtain additional registrations, including in Russia and the Middle East, in the near future, which will enable sales to these regions. As mentioned in the last conference call, we plan to add at least 5 more distributors or partners this year. In order to support this growing distributor and partner network adequately, we have added dedicated people to support this important effort.

Q: What about the status of the patient registry?

Christian Steiner

The purpose of the patient registry is to develop a repository for clinical treatment data, for safety information, and clinical outcomes using CytoSorb for many different applications. Collectively, these data can be used to guide future therapy, be used to publish papers and abstracts, and be used to support regulatory filings for device approval. Our goal remains to go online with this important project next month in June. The International CytoSorb Registry will begin with two major patient groups: Severe Sepsis/Septic Shock and Cardiac surgery patients. However, I expect that we will need to expand to other application fields rapidly since there is a lot of interest and encouraging results in liver disease, burn and trauma patients, and other applications. We even see interest in capturing treatment data for tropical diseases, such as Dengue fever and malaria in India, and as Phil has described, MERS infections in many countries, particularly those in the Middle East.

Q: Since you are mentioning other application fields, can you please give us an example?

Christian Steiner

Yes, sure. As I just mentioned, I have included liver diseases as a possible next group for the CytoSorb Registry. In the United States, end-stage liver disease is the 9th leading cause of death. Chronic liver disease patients who suffer from an acute worsening of their disease, will develop a systemic inflammatory response, which is exactly our intervention point. Severe alcoholic hepatitis is another very problematic disease and there is not much that can be done for these patients. We had a number of very encouraging CytoSorb treatments in such patients here in Germany, and we will also start with a number of study projects to generate the necessary data in this field.

Q: Thanks Christian. Switching gears for a moment. Vince, can you provide us an update on the US clinical activity?

Vince Capponi

Thanks, Amy. As we discussed last month, the US Air Force trauma trial is now open and screening patients to enroll into the trial. The trial is actually listed in clinicaltrials.gov for those who are interested to look at that. We also intend to add a second site for the trial and are in contract negotiations at this time. Once completed, we will be in a position to begin screening and enrollment of patients at this second site as well, following an accelerated IRB review.

Last month we also discussed our plans to run a cardiac surgery trial here in the United States. In preparation for this trial we have now hired an experienced clinical trials manager devoted to work on this trial and the US Air Force trauma trial. In addition, we plan to formally announce our Cardiac Surgery Advisory Board, with whom we are working to develop the clinical trial protocol. Finally, we plan to add a Chief Scientific Officer/Medical Director to help manage our clinical trials domestically and provide oversight for our international trials, including more than 30 investigator initiated studies either being planned or underway.

Q: What is the status of production scale-up?

Vince Capponi

With the continued strong demand for CytoSorb, we have added manufacturing personnel and believe we are capable of meeting current and expected demand. As part of the growth, we are now beginning to develop the production infrastructure to address the growing operations and systems development necessary to allow us to grow the business effectively. Scale-up to a larger facility remains a key objective for the operations team and we are looking at the best approaches to meet both our short term and long term growth needs in a fiscally responsible manner. In other words, we are really trying to balance increased manufacturing and product inventory with increasing demand.

Q: Has the Company made any progress in advancing the development of its HemoDefend product?

We continue to be focused on developing our assets to a point that will make them attractive to outside partners. HemoDefend remains our primary development opportunity in the short term and we continue to make progress on this front. We are reviewing engineering proposals regarding tooling and filling equipment for commercial production of the HemoDefend in-line filter that is needed for regulatory approval, while we concurrently finalize development of the device. I will provide additional updates on the progress of this project from time to time as we move forward.

Q: Chris, on the last call you talked about the business development activities related to establishing new partnerships for CytoSorb. Can you please give an update on your progress?

Chris Cramer

Thanks, Amy. As we talked about on the last investor call, we are diligently working to establish relationships with potential strategic partners. To that end, the Business Development team is coming off of a very busy medical conference schedule. Over the past five months, CytoSorbents has exhibited at or attended approximately eight of the top cardiac and critical care shows. The majority of these conferences have been international events reflecting the global opportunity for CytoSorb. These conferences have provided us with the opportunity to meet face to face with many of the key decision makers at targeted strategic organizations and deliver the CytoSorb message.

I am pleased to report that interest level from large partners appears strong. In the short amount of time since our last call, we’ve continued to advance discussions with major players in many different arenas. While I cannot disclose the details of these meetings, I can say that we believe CytoSorb is a strategic fit and offers a clear value proposition with the partner organizations we are talking to.

I am very encouraged by our progress and remain confident about the potential for strategic partnerships with CytoSorb. The Business Development team will continue to be very active at industry conferences throughout the remainder of 2014 to advance our strategic partnership objectives. We hope to have more positive news to discuss on future earnings calls.

Q: What activity are we seeing from Biocon and are they promoting the filter for use in Cardiac Surgery?

Chris Cramer

Biocon continues to be an exceptional partner for CytoSorbents. On the prior call, I discussed several actions they are taking to ensure the successful launch of CytoSorb in India and surrounding regions. Those efforts include: Creating a “Surviving Sepsis” marketing campaign, hosting CytoSorb user group meetings, and creating a dedicated sales and marketing team focused solely on CytoSorb. With first year sales exceeding projections within the first six months, Biocon’s results have truly been impressive.

In addition, Biocon is making considerable investments to ensure future growth including: developing key opinion leader physician support for CytoSorb, increasing product awareness, collecting usage and case study data, developing a patient registry, and evaluating case studies for developing manuscripts. We are very pleased to see Biocon making these types of investments as we believe they are laying a solid foundation for ongoing and sustainable growth.

Finally, many of you have asked about Biocon’s promotional activities and what applications are included. To clarify, the current focus of the CytoSorbents – Biocon relationship is on sepsis and critical care conditions. Given Biocon’s expertise and commercial focus on the ICU, we felt strongly that this was the best place to start our partnership. With that said, given Biocon’s initial success, we intend on exploring opportunities to expand the partnership in the future.

Amy: Well, we seem to have covered the major questions. Dr. Chan, do you have any closing remarks?

Dr. Chan:

Thank you everyone for your participation on the call today. If you have any additional questions, feel free to forward them to Ms. Amy Vogel at avogel@cytosorbents.com and we will try to address them in our next update. Thank you again and have a great evening.

Operator: Ladies and gentlemen, this concludes the CytoSorbents First Quarter 2014 Shareholder Update Conference Call. If you would like to listen to a replay of today’s conference call, please dial 1-877-870-5176 and international 1-858-384-5517. We thank you for your participation and you may now disconnect.